Exhibit 99.1.5

OMEGA GERAÇÂO S.A.

Publicly-Held Company

CNPJ No 09.149.503/0001-06

NIRE 31.300.093.107 | CVM Code 02342-6

NOTICE TO SHAREHOLDERS

MANAGEMENT PROPOSAL

Communication regarding the presentation of the Board’s proposal at the Extraordinary General Shareholders’ Meeting to be held on October 28 , 2021

Belo Horizonte, Brazil – October 7, 2021 - OMEGA GERAÇÃO S.A. (the “Company” – Novo Mercado Ticker: OMGE3), in reference to the Extraordinary General Shareholders’ Meeting to be held on October 28 , 2021 (“AGE”), the Company informs its shareholders and the market in general that it has resubmitted, as of the date of this notice, the “Proposal of the Omega Geração’s Management to the Extraordinary General Meeting to be held on October 28, 2021” (the “Management Proposal”).

The filing of the Management Proposal resulted from the conclusion, as of the date of this notice, of the “Amendment to the Protocol and Justification for the Merger of Shares of Omega Geração S.A.” (“Amendment to the Protocol and Justification”), which comprises part of the amendments to the “Protocol Instrument and Justification for the Merger of Shares of Omega Geração S.A.” (the “Protocol and Justification”), executed by the Company and Omega Energia S.A. (“Omega Energia”) on September 24, 2021 and containing the terms and conditions of the proposed merger of Omega Geração shares into Omega Energia (the “Merger of Shares”).

As disclosed pursuant to a material fact dated as of the date of this notice, the Amendment to the Protocol and Justification establishes a new merger ratio to be adopted in connection with the Merger of Shares, corresponding to 2.053620113363 new common shares of Omega Energia for each share of the Company to be merged (the “New Merger Ratio”).

The Company notes that: (i) there was no change in the order of the day of the extraordinary general shareholders’ meeting, as informed in the notice of convocation published on September 25, 2021; (ii) the date of the the extraordinary general shareholders’ meeting will remain October 28, 2021; and (iii)  the remote voting ballot made available on September 26, 2021 will not be redistributed.

The voting instructions submitted by the Company's shareholders through the date of this notice will be deemed valid for the purpose of voting and new instructions sent by the Company’s shareholders will be deemed conflicting and rejected in accordance with CVM Instruction 481, of 17 december 2009.

The remote voting ballot and other documents relating to the extraordinary general shareholders’ meeting, including the revised Management Proposal, are available to shareholders on the websites of the Company, the Brazilian Securities Commission (CVM) and the B3 – Brazil, Bolsa, Balcão.

Belo Horizonte, October 7, 2021.

Andrea Sztajn

Director and Investor Relations

Additional Information for U.S. Shareholders of Omega Geração S.A.:

This communication also contains information with respect to the proposed Merger of Shares under Brazilian law of Omega Geração by Omega Energia.

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed Merger of Shares under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.